Exhibit 10.9

December [    ], 2015

[Employee Name]

BioMed Realty Trust, Inc.

17190 Bernardo Center Drive

San Diego, California 92128

RE:   Section 280G Treatment

BioMed Realty Trust, Inc. and BioMed Realty, L.P. (together, the “Company”) and [Employee Name] (the “Employee”) hereby agree to the following:

1. Section 280G Treatment.

In the event that any payment or benefit received or to be received by the Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of the Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Employee and, to the extent economically equivalent, in a pro rata manner.

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the 280G Firm, constitutes reasonable

t 858 485 9840 f 858 485 9843	17190 Bernardo Center Drive, San Diego, CA 92128	biomedrealty.com

compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 1 shall be done by the 280G Firm.

The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Employee and the Company within fifteen (15) days after notification from either the Company or the Employee that the Employee may receive payments which may be “parachute payments.” The Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this letter agreement will be borne by the Company.

2. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this letter agreement or the interpretation of this letter agreement or any arrangements relating to this letter agreement or contemplated in this letter agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Employee and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Employee and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Employee nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The Company will pay the direct costs and expenses of the arbitration. The Employee and the Company shall be responsible for their respective attorneys’ fees incurred in connection with enforcing this letter agreement.

3. No Representation. This letter agreement and the actions taken pursuant thereto do not constitute a representation by the Company that the Employee will not be subject to the Excise Tax and no action taken pursuant to this letter agreement or failure to act shall subject the Company or any of its subsidiaries or affiliates to any claim, liability or expense relating to, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay, any taxes, interest or penalties pursuant to Section 4999 of the Code.

4. Entire Agreement. This letter agreement constitutes the final, complete and exclusive agreement between the Employee and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Employee by the Company[, including, without limitation, Section 6 of that Change in Control and Severance Agreement, dated as of [            ], by and between the Company and the Employee].

5. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this letter agreement are not part of the provisions hereof and shall have no force or effect. This letter agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

6. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: at the Employee’s most recent address on the records of the Company.

If to the Company:

BioMed Realty Trust, Inc.

BioMed Realty, L.P.

17190 Bernardo Center Drive

San Diego, California 92128

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7. Severability. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement.

8. Survival. Provisions of this letter agreement shall survive any termination of this letter agreement if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision.

9. Counterparts. This letter agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

Accepted, Acknowledged and Agreed:

BIOMED REALTY TRUST, INC.

By:
Name:	Jonathan P. Klassen
Title:	EVP, General Counsel and Secretary

[Employee Name]